Exhibit 99.1

Mercado Libre Successfully Issues USD 750 million of 2033 Senior Unsecured Notes

Montevideo, Uruguay; December 4, 2025 - Mercado Libre announces the successful issuance of its 2033 senior unsecured notes for a total amount of USD 750 million. The transaction – the first since the company achieved Investment Grade status – was met with strong demand from more than 150 institutional investors, and was 3.6x oversubscribed. This demonstrates continued confidence in Mercado Libre’s strategy, execution and cash generation capacity. Proceeds will be used for general corporate purposes, and will further strengthen the company’s liquidity.

“We are very pleased with the outcome of this transaction, which reinforces investor support for our strategy and reflects the strength of our business model, financials and cash flow generation. The offer enables us to optimize our funding structure under attractive market conditions after achieving investment grade status”, said Mercado Libre CFO, Martin de los Santos.

Transaction Highlights

●          Title of Securities: 4.900% Notes due 2033
●          Security Type: Senior Unsecured Notes
●          Format: SEC Registered
●          Issuer Rating: BBB- (S&P) / BBB- (Fitch)
●          Size: USD 750 million
●          Tenor: 7 years (expiring in January 2033)

Syndicate

The transaction was led by Citigroup, Goldman Sachs (B&D) and J.P. Morgan as Global Coordinators and Joint Bookrunners and Allen & Company, BNP Paribas, Bank of America, Morgan Stanley and Santander as Joint Bookrunners.

About Mercado Libre

Founded in 1999, MercadoLibre, Inc (NASDAQ: MELI) is the leading company in e-commerce and financial technology in Latin America, with operations in 18 countries. It offers a complete ecosystem of solutions for individuals and businesses to buy, sell, advertise, obtain credit and insurance, collect, send money, save, and pay for goods and services both online and offline. Mercado Libre looks to facilitate access to commerce and financial services in Latin America, a market that offers great opportunities and high growth potential. It uses world-class technology to create intuitive solutions tailored to the local culture to transform the lives of millions of people in the region. More information at http://investor.mercadolibre.com/